UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

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_________________________________________________

SELECT COMFORT CORPORATION
(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FOR IMMEDIATE RELEASE

SELECT COMFORT SENDS LETTER TO SHAREHOLDERS HIGHLIGHTING
CLEAR DISTINCTION BETWEEN ITS SUCCESSFUL STRATEGY AND
BLUE CLAY’S RISKY, POORLY CONCEIVED PLANS

Select Comfort Urges All Shareholders to Protect the Value of Their Investment
By Voting on the WHITE Proxy Card

MINNEAPOLIS - (April 16, 2015) - Select Comfort Corporation (NASDAQ: SCSS) today sent a letter to its shareholders highlighting its strong financial performance and superior shareholder returns being generated by executing its focused strategy. The letter also underscores the risks to the Company’s continued success inherent in the poorly conceived changes being advocated by Blue Clay Capital Partners CO III LP.

The full text of the letter is below:

April 16, 2015

Dear Fellow Shareholder,

At Select Comfort’s May 22, 2015 Annual Meeting, you will have the opportunity to vote the WHITE proxy card in support of our strong financial performance and the superior shareholder returns being delivered by your Board and management team.

SHAREHOLDER VALUE CREATION IS BEING DRIVEN BY STRATEGIC ACTIONS TAKEN BY SELECT COMFORT’S BOARD AND MANAGEMENT TEAM

Select Comfort is successfully executing a carefully considered and transformational consumer-driven innovation strategy to deliver long-term value to shareholders. This strategy has already begun to demonstrate excellent financial results.

Consumers have responded positively to the Company’s transformational strategy, as evidenced by sharply increased consumer demand for Sleep Number’s innovative products and services, accelerated increases in net sales and operating profits, and return on invested capital (ROIC) 50% greater than the company’s weighted average cost of capital.1

Over the last five years, Select Comfort’s Board and management team have made key strategic decisions to:

◦	Build Sleep Number® as a consumer lifestyle brand with technology as our differentiator;

◦	Invest to strengthen our core consumer-benefit driven innovation, which has led to industry-leading growth;

◦	Expand our target customer to a four times larger consumer base and relocate a large number of mall stores to non-mall locations to better serve this broader consumer base;
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1As disclosed in the company's Form 10-K for the fiscal year ended January 3, 2015, the company's 2014 ROIC was 15.1% compared to the company's internally calculated weighted average cost of capital of 10%.

◦	Provide a significantly differentiated retail experience while improving and growing our store portfolio to drive retail-leading productivity;

◦
Advance our national distribution footprint, while developing markets locally - this disciplined, integrated approach has resulted in highly profitable and productive stores, which is the foundation for our sustainable profitable growth; and

◦	Invest in technology including an Enterprise Resource Planning (ERP) platform to enable future growth and efficiencies through agility and speed.

Select Comfort’s strong performance is clear - we urge shareholders not to be misled by the cherry-picked and arbitrary time comparisons selected by Blue Clay Capital Partners CO III LP (together with its affiliates and related parties, “Blue Clay”) and their silence on the Company’s superior performance under the current Board and management team. Shareholders who invested in Select Comfort have been rewarded with outperformance in the short and long-term versus the S&P 400 Specialty Store Index and our peers. Total shareholder returns for one and five years were 27% and 312% respectively and, when extended through the end of the first fiscal quarter of 2015, were 60% and 420% respectively.

	5-Year TSR		3-Year TSR		1-Year TSR
	1/2/10 - 1/3/15	Extended	12/31/11 - 1/3/15	Extended	12/31/13 - 1/3/15	Extended
SCSS	312%	420%	24%	56%	27%	60%
S&P 400 Specialty Stores Index	278%	315%	125%	147%	24%	36%
Peer* Median	133%	146%	41%	66%	(7)%	(6)%
* See 2015 Definitive Proxy for listing of 16 peer companies
Note: TSR performance using Select Comfort’s fiscal years; extended period adds performance through first fiscal quarter of 2015 ended 4/3/15
Our strategy is delivering significant revenue and profit growth. We expect to more than double 2014 EPS over the next five years to $2.75 in 2019 (17% CAGR) as we advance our growth initiatives and as the investments made in the Company’s consumer-driven innovation strategy mature in the coming years.

Select Comfort will release first quarter 2015 results on April 22, 2015.

BLUE CLAY’S RISKY AND POORLY CONCEIVED PROPOSALS TO CHANGE SELECT COMFORT’S BUSINESS ARE BASED ON A FUNDAMENTAL FAILURE TO UNDERSTAND OUR BUSINESS-MODEL AND GROWTH AND PROFITABILITY DRIVERS

Blue Clay is attempting to replace two incumbent Select Comfort directors with its own nominees in order to advance Blue Clay’s poorly conceived and risky changes to Select Comfort’s business. Blue Clay’s demands to “immediately” and “aggressively” expand the store base would have a significant adverse impact on Select Comfort’s business and shareholder value. Blue Clay’s fundamental lack of understanding of our business model and growth and profitability drivers led them to simply apply a competitor’s approach to a company unlike any other in the industry. Specifically:

◦
Blue Clay demands 900 stores. Immediately and aggressively expanding the store base is inconsistent with a strategy centered on exclusive distribution of proprietary products. Blue Clay’s aggressive bricks and mortar expansion plan fails to recognize that the company today operates stores in 47 states nationwide. Our national distribution with a local market development approach in both real estate and advertising creates sustainable and profitable growth. Blue Clay’s plan also ignores that retail is dynamic, with a consumer base that increasingly interacts with brands through ecommerce and mobile shopping.

◦
Blue Clay declares concern over sales cannibalization “unwarranted.” This comment reflects a lack of experience with real estate, and specifically with an exclusive distribution strategy. The profitability profile of our stores is underpinned by deliberate site selection that maintains the distance between stores and avoids over-building our real estate. We closed approximately 100 stores in 2008/2009 in part because our stores were too close together and sales cannibalization ranged from 30-70%. Blue Clay’s lack of concern about sales cannibalization because our stores are “so profitable” should be concerning to investors.

◦
Blue Clay mischaracterizes investments in store relocations as low return. This assessment is simply incorrect. Both store relocations and new stores achieve similarly high returns on investment with an approximate 2-year payback. In addition, relocating stores from mall to non-mall has resulted in more favorable long-term store economics and lower fixed costs.

◦
Blue Clay infers a competitor’s real estate approach is the right strategy for Sleep Number. Blue Clay states “increased store density and proximity are key drivers to accelerating sales.” This is perhaps the most concerning element of Blue Clay’s plan and illustrates their limited experience with vertically integrated business models and our industry. Our retail competitors have a different business model because they have essentially the same assortment as every other mattress retailer, competing mostly on price in a commoditized market. In contrast, our growth is dependent on our advertising to build brand awareness and consideration. Blue Clay’s plans to build real estate because a competitor is doing it, in combination with a dramatic reduction in advertising, will significantly impair our growth and deleverage the business model.

Blue Clay’s Plan	In contrast
Blue Clay demands immediate and aggressive expansion to 900 stores
✓Select Comfort has built an agile exclusive distribution strategy that can adapt cost-effectively to changing consumer behavior, such as the shift to mobile and digital purchasing - a shift that is leading other national retailers to close stores.[2]
✓An exclusive distribution strategy requires a ‘destination’ approach to store count and store locations. Our proprietary sleep products and differentiated offering are available ‘Only at a Sleep Number Store,’ a key message that we underscore in our national advertising strategy.
✓New store growth is an integral part of Select Comfort’s market development strategy and we consistently target annual new store growth of 5-7% resulting in cannibalization of less than 20%.

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2Store Closing Announcements Signal Omni-Channel Future is Here. National Real Estate Investor, 04/10/15

Blue Clay declares concern over sales cannibalization “unwarranted”
✓Select Comfort consistently tests its market development assumptions and the ever-changing retail landscape. We have continued to test store proximity in several markets across the nation. These tests consistently indicate that stores in close proximity result in high cannibalization, doubled occupancy expenses and lower profits.
✓The Company is executing a proven market development strategy generally targeting one store per trade area population of 350 - 500 thousand people. Our target customer is between 30 and 54 years old with a household income of more than $75,000 per year. With 463 stores in 47 states today, we have stores within 20 minutes of 80% of our target customers.
✓Our long-term guidance contemplates annual new store growth of 5-7% to 590 - 650 stores over the next five years.

Blue Clay mischaracterizes investments in store relocations as low return
✓With 20-25% of our leases expiring each year, Select Comfort seized an opportunity beginning in 2011 to re-set our store portfolio and related cost structure for the future with store relocations (relocating from a mall to a non-mall). The economics of store relocations provide benefits, such as:
• No contingent rent,
• Lower fixed minimum rent structure
• Landlord participation in store build-out costs, and
• Larger square footage with similar occupancy costs
✓Most importantly, customers are responding to our store relocations and productive store design with an average increase of over 20% in sales per store in the first 12 months.

Blue Clay denies its plans to cut advertising expenses and eliminate TV advertising
✓Blue Clay has stated in writing its plans to cut advertising spend as a percent of net sales by over 25%[3]  in order to fund aggressive expansion in store count.
✓Our national approach to advertising drives growth throughout our national distribution, benefitting all markets and stores. Our key growth driver is advertising, as illustrated by our ‘Aggressive Growth’ local market development program where we are doubling market share and profit in a sustainable manner.
✓Blue Clay began to deny its plans to cut advertising after the Company pointed out that in 2014, a 9% increase in media helped to drive a 20% increase in sales, while providing 140 basis points of leverage.

Blue Clay has not offered any valuable ideas or insights. Blue Clay’s plans indicate a fundamental lack of understanding of our business model and growth and profitability drivers.
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3Select Comfort’s 2014 advertising spend of $158.5 million represented 13.7% of 2014 net sales

VOTE YOUR WHITE PROXY CARD TODAY “FOR” SELECT COMFORT’S NOMINEES TO SUPPORT THE CONTINUED EXECUTION OF OUR TRANSFORMATIONAL STRATEGY

Select Comfort’s Board and management team welcome Blue Clay’s investment, just as we welcome the investment made by all of our shareholders, including yours. However, we believe Blue Clay’s poorly conceived and risky plans will have a significant negative impact on Select Comfort’s transformational strategy and could cause the destruction of shareholder value. It is unfortunate that Blue Clay believes that its interests are best served by waging a proxy fight.

Whether or not you plan to attend the Annual Meeting, you have the opportunity to support our value creation strategy by voting the WHITE proxy card. We urge you to vote today by Internet, by telephone or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

The Board of Directors strongly urges you not to sign or return any proxy card sent to you by or on behalf of Blue Clay. If you have previously submitted a blue card sent to you by Blue Clay, you can revoke that proxy and vote for our Director nominees and on the other matters to be voted on at the 2015 Annual Meeting by using the enclosed WHITE proxy card.

We thank you for your continued support of Select Comfort.

Sincerely,

/s/                            /s/

Jean-Michel Valette                    Shelly Ibach
Chairman of the Board                    President & Chief Executive Officer
SLEEP NUMBER® setting 35                SLEEP NUMBER® setting 40

If you have questions or need assistance in voting your shares, please call:

GEORGESON

480 Washington Boulevard, 26th Floor
Jersey City, NJ 07310
(800) 561-3991 (Toll Free)
e-mail: selectcomfort@georgeson.com

About Select Comfort Corporation
SLEEP NUMBER, a sleep innovation leader, delivers unparalleled sleep experiences by offering high-quality, innovative sleep products and services. The company is the exclusive designer, manufacturer, marketer, retailer and servicer of a complete line of Sleep Number® beds including our newest addition, the SleepIQ Kids™ bed. Only the Sleep Number bed offers SleepIQ® technology - proprietary sensor technology that works directly with the bed’s DualAir™ system to track and monitor each individual’s sleep. SleepIQ technology communicates how you slept and what adjustments you can make to optimize your sleep and improve your daily life. Sleep Number also offers a full line of exclusive sleep products including FlexFit™ adjustable bases and Sleep Number® pillows, sheets and other bedding products. Consumers also benefit from a unique, value-added retail experience at one of the more than 460 Sleep Number® stores across the country, online at SleepNumber.com, or via phone at (800) Sleep Number or (800) 753-3768.

Important Additional Information and Where to Find It
The Company has filed a proxy statement on Schedule 14A and other relevant documents with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2015 Annual Meeting of Shareholders or any adjournment or postponement thereof (the “2015 Annual Meeting”) and has mailed a definitive proxy statement and a WHITE proxy card to each shareholder of record entitled to vote at the 2015 Annual Meeting. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2015 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2015 proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.sleepnumber.com/investor-relations as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation
The Company, its directors, its executive officers and its nominees for election as director may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the Company’s 2015 Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Company shareholders in connection with the 2015 Annual Meeting, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s shareholders generally, are set forth in the Company’s definitive proxy statement for the 2015 Annual Meeting on Schedule 14A that has been filed with the SEC and the other relevant documents filed with the SEC.

Forward-looking Statements
Statements used in this news release relating to future plans, events, financial results, management or performance are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 and are subject to certain risks and uncertainties including, among others, such factors as current and future general and industry economic trends and consumer confidence; the effectiveness of our marketing messages; the efficiency of our advertising and promotional efforts; our ability to execute our company-controlled distribution strategy; our ability to achieve and maintain acceptable levels of product and service quality, and acceptable product return and warranty claims rates; our ability to continue to improve and expand our product line; consumer acceptance of our products, product quality, innovation and brand image; industry competition, the emergence of additional competitive products, and the adequacy of our intellectual property rights to protect our products and brand from competitive or infringing activities; availability of attractive and cost-effective consumer credit options; pending and unforeseen litigation and the potential for adverse publicity associated with litigation; our “just-in-time” manufacturing processes with minimal levels of inventory, which may leave us vulnerable to shortages in supply; our dependence on significant suppliers and our ability to maintain relationships with key suppliers, including several sole-source suppliers; the vulnerability of key suppliers to recessionary pressures, labor negotiations, liquidity concerns or other factors; rising commodity costs and other inflationary pressures; risks inherent in global sourcing activities; risks of disruption in the operation of either of our two primary manufacturing facilities; increasing government regulations, which have added or will add cost pressures and process changes to ensure compliance; the adequacy of our management information systems to meet the evolving needs of our business and to protect sensitive data from potential cyber threats; the costs, distractions and potential disruptions to our business related to upgrading our management information systems; our ability to attract, retain and motivate qualified management, executive and other key employees, including qualified retail sales professionals and managers; and uncertainties arising from global events, such as terrorist attacks or a pandemic outbreak, or the threat of such events. Additional information concerning these and other risks and uncertainties is contained in the company’s filings with the Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K, and other periodic reports filed with the SEC. The company has no obligation to publicly update or revise any of the forward-looking statements in this news release.

# # #

Investor Contact:
Dave Schwantes
Select Comfort Corporation
(763) 551-7498
investorrelations@selectcomfort.com

Steven Pantina
Senior Managing Director
Georgeson Inc.
(201) 222-4229
spantina@georgeson.com

Media Contact:
Tim Lynch / Scott Bisang
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449